Exhibit 10.1

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AGREEMENT

by and among

ELAN PHARMACEUTICAL RESEARCH CORP.,

d/b/a

NANOSYSTEMS

and

ELAN PHARMA INTERNATIONAL LIMITED

and

JANSSEN PHARMACEUTICA N.V.

March 31, 1999

This document is the confidential information of both parties hereto.

It should be distributed on a need-to-know basis and kept in secure area.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

2

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

This License Agreement is made as of this 31st day of March, 1999 (the “Effective Date”) by and among Elan Pharmaceutical Research Corp., a corporation organized and existing under the laws of the State of Georgia and doing business as NanoSystems (“EPRC”), and Elan Pharma International Limited, a corporation organized and existing under the laws of Ireland (“EPIL”) (EPRC and EPIL collectively referred to herein as “NANO”), and Janssen Pharmaceutica N.V., a corporation organized and existing under the laws of Belgium (“JANSSEN”).

WITNESSETH THAT:

WHEREAS, NANO possesses, among other things, certain proprietary information in connection with a technology for the formulation of crystalline drug substances into pharmaceutically acceptable dosage forms; and

WHEREAS, NANO owns or controls patents and patent applications, as well as know-how with respect to its technology and has the right to grant certain rights and licenses thereunder as set forth herein; and

WHEREAS, JANSSEN possesses proprietary information, as well as patents and patent applications in relation to a proprietary compound developed by it; and

WHEREAS, NANO and JANSSEN wish to engage in a development and license agreement with a view towards developing certain crystalline forms of a proprietary JANSSEN compound utilizing NANO’s proprietary technology; and

WHEREAS, NANO is willing to grant such rights and licenses to JANSSEN under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties to this Agreement mutually agree as follows:

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following capitalized terms in this Agreement shall have the following meanings, unless the context clearly requires otherwise:

1.1

“Affiliate” shall mean, with respect to any party hereto, any corporation, company, partnership, joint venture or any other entity which directly or indirectly controls, is controlled by, or is under common control with such party. For purposes of this definition, “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors. For the purposes of this Agreement, EPRC and EPIL shall not be considered Affiliates of JANSSEN and JANSSEN shall not be considered an Affiliate of EPRC or EPIL.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.2	“Agreement” shall mean this License Agreement.

1.3

“Analogue” shall mean a structural analogue of Compound falling under the claims of any Janssen Patent, which is developed and commercialized under this Agreement as a substitute for, and for the same indications as, 9 O-H risperidone palmitate (R 92670) or any salt or derivative thereof.

1.4

“Compound” shall mean (i) the active ingredient 9 O-H risperidone palmitate (R 92670), or any salt or derivative thereof, falling under the claims of any Janssen Patent, or (ii) in the event that JANSSEN ceases development of R 92670 prior to commercialization, an Analogue selected by JANSSEN, or (iii) in the event that JANSSEN ceases development of an Analogue prior to commercialization, another Analogue selected by JANSSEN.

1.5

1.5 “Competition” shall mean a situation in which one or more Persons in a country are marketing a product containing Compound that competes with the Product and such Persons’ sales of such product for a calendar quarter are at least fifteen percent (15%) of the total sales of all Products in such country, as measured by comparing equivalent units of products sold. Sales of a competing product in a country during any calendar quarter shall be conclusively deemed to be at least fifteen percent (15%) of the total sales of Products in such country if IMS America or IMS International makes such a determination based on its conduct of a market share study in such country during such quarter. Once a determination is made that Competition exists for the Product in any country, such determination shall be made again each calendar quarter for so long as the Product is marketed in that country.

1.6

“Control, Controlled” shall mean the legal authority or right of a party hereto to grant a license or sublicense of intellectual property rights to another party hereto, or to otherwise disclose proprietary or trade secret information to such other party, without breaching the terms of any agreement with a Third Party, infringing upon the intellectual property rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party. Information that is generally known or available to the public shall not be deemed Controlled by a party hereto.

1.7	“Development Candidate” shall mean a Sterile, injectable pharmaceutical formulation of the Compound selected by JANSSEN for further development under the terms of this Agreement.

1.8	“Development Plan” shall mean the plan directed towards the development of a Development Candidate as more fully set forth in Article 3.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.9	“Development Program” shall mean the program of activities specified in the Development Plan for a Development Candidate as further detailed in Article 3.

1.10	1.10 “Development Team” shall mean a team comprised of representatives of NANO and JANSSEN monitoring the Development Program.

1.11	“Dollars” shall mean United States dollars.

1.12

“Elan-Independent” shall mean incorporating, embodying or derived from patent rights, know-how or technology owned, licensed or developed by Elan Corporation, plc or any of its Affiliates (i) prior to the date on which Elan Corporation, plc acquired NanoSystems, LLC, or (ii) thereafter but wholly independent of any patent rights, know-how or technology obtained by Elan Corporation, plc or any of its Affiliates as a result of such acquisition.

1.13	“EU” shall mean the member states of the European Union.

1.14	“FDA” shall mean the United States Food and Drug Administration and, when appropriate herein, shall also mean any corresponding regulatory agency in any other country in the Territory.

1.15	“Feasibility Agreement” shall mean the Feasibility Collaboration Agreement between JANSSEN and NanoSystems, LLC dated August 29, 1996.

1.16

“First Commercial Sale” shall mean the first sale of the Product by JANSSEN, its Affiliates or Licensees, or any of their distributors in any country following receipt of all regulatory approvals, including those relating to pricing and reimbursement, necessary to commence commercial sales of the Product in such country. Reasonably limited sales made prior to the receipt of all approvals necessary to commence commercial sales, such as so-called “named patient sales”, “compassionate use” sales and the like, shall not be deemed First Commercial Sales.

1.17

“Highly Confidential Information” shall mean specific processing conditions and/or parameters included in NanoCrystal Technology (excluding specific processing conditions and/or parameters specifically described in any NANO Patent) that are reasonably necessary for specialized JANSSEN or NANO employees to become skilled in the art of making nanoparticles, including, but not limited to, information concerning (i) work-up and composition of starting materials, size reduction, harvesting and sizing of nanoparticles; (ii) stabilization of nanoparticles; and (iii) specific downstream processing to make nanoparticle formulations. “Highly Confidential Information” shall not include information that is aimed at providing JANSSEN or NANO employees with a general understanding of the methods, processes and equipment used to manufacture or

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

formulate nanoparticles, but that is not intended to enable JANSSEN or NANO employees to become skilled in the art of making or formulating nanoparticles. In addition, “Highly Confidential Information” shall include only information that is (A) disclosed to JANSSEN in written or other tangible form clearly labeled as “Highly Confidential” at the time of disclosure, or (B) initially disclosed to JANSSEN in non-tangible form and identified as “Highly Confidential” at the time of such disclosure and, within thirty (30) days following the initial disclosure, summarized and designated as “Highly Confidential” in written or other tangible form delivered to JANSSEN.

1.18

“Improvement” shall mean any enhancement of or improvement to NanoCrystal Technology developed, invented or acquired by, or coming under the Control of, any party hereto (i) as a consequence of activities conducted or information disclosed under this Agreement or the Feasibility Agreement, or (ii) during the period between the Effective Date and the filing of the IRF for the Product; provided, however, that “Improvements” shall not include any enhancements of or improvements to NanoCrystal Technology that (A) are made by Janssen and are useful solely with respect to Compound or Product; (B) concern a commercial scale manufacturing process developed by JANSSEN for Product, but do not utilize and are not derived from NanoCrystal Technology; or (C) are Elan-Independent inventions, discoveries or findings.

1.19

“IND” shall mean (i) an Investigational New Drug Application filed by JANSSEN, its Affiliates or Licensees pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. § 312.3, as well as (ii) equivalent submissions with similar requirements to the appropriate health authorities in other countries in the Territory as herein defined.

1.20	“IRF” shall mean the International Registration File owned by JANSSEN, compiled in such a way as is:

(a)	necessary to satisfy the requirements of an NDA in the United States;

(b)	necessary to satisfy the requirements of the Notice to Applicants for marketing authorization for Proprietary Medicinal Products for use in the EU; and

(c)

satisfactory to be submitted as such to the national health authorities in any country or to be used as a basis for a national application for marketing authorization for the Product in the specific format required by such national health authorities.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.21

“Janssen Patent” shall mean all patents (including all additions, divisions, continuations, continuations-in-part, substitutions, extensions, patent term extensions and renewals thereof) and patent applications (including patents issued thereon) that are or become owned or Controlled by JANSSEN. For the purpose hereof, “Janssen Patents” shall also include JANSSEN’s interests, if any, in Selection Patents.

1.22

“Licensee” shall mean any person, corporation, unincorporated body, or other entity that is not an Affiliate of JANSSEN and to whom JANSSEN grants a sublicense of the rights granted to JANSSEN pursuant to Article 2.

1.23	“Major Markets” shall mean the United States, Japan, the United Kingdom, France and Germany.

1.24

“Nano Know-How” shall mean all information and materials, including, without limitation, processes, techniques, formulas, data, methods, equipment designs, know-how, show-how and trade secrets, patentable or otherwise, tangible or intangible, that are owned or Controlled by NANO as of the Effective Date and that relate to the preparation, purification, characterization, stabilization, processing, formulation or delivery of small particles of pharmaceutical compounds prepared using a wet milling process; provided, however, that “Nano Know-How” shall not include any Elan-Independent information or materials.

1.25

“Nano Patents” shall mean all patents (including all additions, divisions, continuations, continuations-in-part, substitutions, extensions, patent term extensions and renewals thereof) and patent applications (including patents issued thereon) that are owned or Controlled by NANO as of the Effective Date or that claim or cover any Improvement; provided, however, that “Nano Patents” shall not include any Elan-Independent patents or patent applications. A worldwide list of the current Nano Patents (including pending patent applications) is attached hereto as Exhibit A. This list will be updated by NANO upon the reasonable request of JANSSEN.

1.26	“NanoCrystal Technology” shall mean the Nano Patents, the Nano Know-How and Improvements.

1.27

“NDA” shall mean (i) a New Drug Application and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the Product which are necessary for or included in FDA approval to market a Product as more fully defined in 21. C.F.R. § 314.50 et seq., or (ii) any other similar application for marketing authorization filed with the appropriate regulatory authorities in any other country of the Territory.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.28

“Net Sales” shall mean, commencing with the First Commercial Sale of the Product in each country in the Territory, the aggregate of the gross invoiced sales price for such Product sold or commercially disposed of for value by JANSSEN, its Affiliates or the Licensees, or any of their distributors, to Third Parties, after deduction of the following amounts:

(a)

all normal and customary trade and quantity discounts, allowances and rebates, including government rebates actually taken or allowed except that such discounts granted in consideration of a Third Party s agreement to purchase other products shall not be deducted;

(b)	credits or allowances given or made for rejection, recall or return of previously sold Product to the extent actually taken or allowed;

(c)

any tax or government charges, including any tax such as a value added or similar tax or government charge other than an income tax levied on the sale, transportation or delivery of the Product and borne by the seller thereof; and

(d)	any charges for freight and insurance that are documented as billed to the final customer.

1.29

“Phase I” shall mean (i) that portion of the FDA submission and approval process which provides for the first introduction into humans of the Product with the purposes of determining human toxicity, metabolism, absorption, elimination and other pharmacological actions, as more fully defined in 21 C.F.R. § 312.21(a), as well as (ii) equivalent submissions with similar requirements in other countries in the Territory.

1.30

“Phase II” shall mean (i) that portion of the FDA submission and approval process which provides for the initial trials of the Product on a limited number of patients for the purposes of determining dose and evaluating safety and efficacy in the proposed therapeutic indication as more fully defined in 21 C.F.R. § 312.21(b), as well as (ii) equivalent submissions with similar requirements in other countries in the Territory.

1.31

“Phase III” shall mean (i) that portion of the FDA submission and approval process which provides for the continued trials of Product on sufficient numbers of patients to generate safety, efficacy and pharmacoeconomic data to support regulatory approval in the proposed therapeutic indication as more fully defined in 21 C.F.R. § 312.21(c), as well as (ii) equivalent submissions with similar requirements in other countries in the Territory.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.32

“Product” shall mean a Sterile, injectable pharmaceutical product containing Compound that (i) utilizes or is prepared using Nano Know-How or any Improvement , and/or (ii) is covered by a Selection Patent and/or (iii) would infringe any of the Nano Patents but for the licenses granted hereunder.

1.33

“Selection Patents” shall mean all patents (including all additions, divisions, continuations, continuations-in-part, substitutions, extensions, patent term extensions and renewals thereof) and patent applications (including patents issued thereon) that (i) claim findings or inventions made or conceived by JANSSEN or NANO (or any of their Affiliates) as a consequence of activities conducted or information disclosed under this Agreement or the Feasibility Agreement; and (ii) are directed to methods of preparing, purifying, characterizing, stabilizing, processing, formulating or delivering small particles of Compound or Product. A worldwide list of the current Selection Patents (including pending patent applications) is attached hereto as Exhibit B. This list will be updated by JANSSEN at the reasonable request of NANO.

1.34	“Sterile” shall mean meeting the criteria of sterility as defined in the current United States Pharmacopeia.

1.35	“Territory” shall mean all countries of the world.

1.36	“Third Party” shall mean any person, corporation, unincorporated body, or other entity other than JANSSEN, NANO and their respective Affiliates and/or Licensees.

1.37

“Valid Claim” shall mean a claim in a patent that has not lapsed or become abandoned and that has not been declared invalid by an unreversed or an unappealable decision of a court of competent jurisdiction.

ARTICLE 2 - LICENSE GRANT

2.1

NANO grants to JANSSEN a worldwide, exclusive license under the NanoCrystal Technology for the sole purpose of developing, having developed, making, having made, using, marketing, selling, having sold and distributing Product in the Territory, subject to the terms and conditions set forth in this Agreement, including the provisions of Article 9.

2.2

The rights and licenses granted hereunder shall be sublicensable by JANSSEN to Licensees in any country in the Territory, subject to the terms and conditions set forth in this Agreement, including the provisions of Article 9; provided, however, that no Licensee shall be permitted to sublicense any license granted to such sublicensee.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

2.3

JANSSEN may develop, make and/or sell Product through its Affiliates in any country in the Territory or grant sublicenses to its Affiliates in any country of the Territory, subject to the terms and conditions set forth in this Agreement, including the provisions of Article 9.

2.4

At the request of JANSSEN, NANO will extend the rights and licenses granted herein to an Affiliate of JANSSEN on a direct basis in any country of the Territory, subject to the terms and conditions set forth in this Agreement, including the provisions of Article 9.

2.5

Notwithstanding the granting of a sublicense to a Licensee or an Affiliate, or a direct license to an Affiliate, JANSSEN shall remain directly responsible to NANO for all obligations of JANSSEN, its Affiliates and Licensees.

2.6	Nothing herein shall preclude JANSSEN and/or its Affiliates from utilizing distributors to promote and distribute the Product in any country of the Territory.

2.7

In the event the JANSSEN would consider developing an oral formulation of the Product, the Parties will in good faith discuss the possibility and the terms and conditions under which NANO would grant JANSSEN a license under the NanoCrystal Technology to develop, make and sell such oral formulation and/or whether NANO would manufacture such oral formulation for JANSSEN.

2.8

Notwithstanding anything else herein to the contrary, in the event that JANSSEN’s development, manufacture, use, marketing, sale or distribution of Product in the Territory would infringe any patent that would be a Nano Patent but for the fact that it is an Elan-Independent patent (an “Elan Patent”), NANO hereby grants to JANSSEN, to the extent NANO is legally able to do so, a non-exclusive, royalty-free license under such Elan Patent for the sole purpose of developing, having developed, making, having made, using, marketing, selling, having sold and distributing such Product in the Territory, which license shall be subject to the provisions of Article 9. The provisions of Article 11 shall not apply to any Elan Patents licensed hereunder, and NANO shall have no obligation to transfer or disclose to JANSSEN any processes, techniques, formulas, data, methods, equipment designs, know-how, show-how or trade secrets associated with any Elan Patents licensed hereunder. Notwithstanding the above, in the event NANO is legally not able to grant such a non-exclusive, royalty free license under any Elan Patent and is for similar reasons not able to grant a commitment not to sue under such Elan Patent in relation to the development, manufacture, use, marketing, sale or distribution of Product, then JANSSEN shall be entitled to deduct all costs incurred or payments made (including royalty payments) in relation to any alleged infringement of such Elan Patent or settlement or other final disposition thereof, in accordance with the provisions of Section 11.1

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 3 - DEVELOPMENT ACTIVITIES

3.1

The selection and development of Development Candidate(s) that are suitable for development into a Product for commercialization and approval of the development and final commercial formulation and specifications for the Product will be the sole responsibility of JANSSEN and JANSSEN will bear all costs and expenses related thereto. At any stage in the Development Program, it will be JANSSEN’s sole decision to evaluate whether the results generated warrant the continuation of the Development Program with respect to a Development Candidate.

3.2

NANO will disclose to JANSSEN within a reasonable period of time the Nano Know-How and any Improvements that NANO believes are necessary or useful in connection with the Development Program, based on the information, requests and reports provided to it by JANSSEN during the term of this Agreement. JANSSEN will disclose to NANO within a reasonable period of time any Improvements developed or invented during the term of this Agreement by JANSSEN or its Affiliates.

3.3

From the Effective Date hereof, JANSSEN will proceed with the development of the Development Candidate selected by JANSSEN, such development already having been initiated under the terms of the Feasibility Agreement.

3.4

The activities to be undertaken in the course of the Development Program will be monitored by the Development Team. The Development Team shall review and monitor the progress made during the Development Program and will discuss important milestone events. The Development Team will be chaired by JANSSEN.

3.5

Prior to NANO commencing supporting activities in relation to the Development Program, JANSSEN and NANO will agree on the specific activities to be undertaken by NANO, including timelines and related budget and such timelines and budget will be attached to the Development Plan. JANSSEN acknowledges that in the event it requests additional support activities from NANO that are not contemplated under this Agreement or in the Development Plan, NANO may not be in a position to readily provide such support in view of other commitments NANO may have to Third Parties. In such event, JANSSEN and NANO will in good faith discuss how and within what timeframe such additional support activities may be performed by NANO. In performing such support activities in relation to the Development Program, NANO will use reasonable efforts to comply with its commitments, including the commitment to dedicate sufficient staff with adequate skills to such Development Program, as set forth in the

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Development Plan and as agreed upon prior to the start of the Development Program.

3.6

If NANO’s development efforts include the use of a Third Party, NANO will, prior to appointing such Third Party, discuss with JANSSEN the activities to be undertaken by such Third Party and the terms and conditions thereof. NANO will not proceed with such Third Party without the prior written approval of JANSSEN, which approval shall not be unreasonably withheld.

3.7

NANO will provide JANSSEN with regular written reports on the progress of the support activities to be undertaken by it under the Development Program(s) and will create detailed descriptions of any methodologies, development formulations or processes directed to Development Candidates in order to enable JANSSEN to prepare and file any regulatory filings in relation to the Product.

3.8

JANSSEN will provide NANO on a quarterly basis with written reports on the progress of activities undertaken by it relating to the Development Program. JANSSEN agrees to use reasonable efforts, consistent with its normal business practices and in line with the efforts it devotes to projects of similar sales and technical potential, to carry out the development activities directed to a Development Candidate with the aim of developing the Product that can be commercialized.

ARTICLE 4 - CLINICAL AND REGULATORY ACTIVITIES

4.1

JANSSEN will be responsible for planning and conducting, at its own cost and expense, Phase I, Phase II and Phase III clinical trials in connection with a Development Candidate. The protocols of any Phase I, Phase II or Phase III clinical trial directed to the Development Candidate will be solely determined by JANSSEN. JANSSEN shall keep NANO apprised on a quarterly basis of the progress of any such trials and any results thereof. It will be JANSSEN’s sole decision to evaluate whether the results of any clinical trial warrant the continuance of the Development Program with respect to a given Development Candidate.

4.2

JANSSEN shall be responsible, at its own cost and expense, for the preparation and filing of any IND or any other regulatory approvals necessary to start clinical trials with respect to a Development Candidate, and for compliance of such trials with the FDA’s IND and related requirements. NANO shall give JANSSEN such support as may be reasonably requested by JANSSEN in relation thereto, provided such requests are restricted to the activities undertaken by NANO in accordance with the provisions of Section 3.5, or relate to requests raised by any regulatory

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

authorities in relation to the NanoCrystal Technology in general, as more fully described in Sections 4.7 and 4.8.

4.3

JANSSEN shall be responsible for and shall have exclusive authority for compiling the IRF, including the indications pursued therein, and for filing and obtaining NDA’s in any country in the Territory where JANSSEN decides to commercialize the Product.

4.4

Upon compilation of the IRF for the Product, JANSSEN shall use reasonable efforts consistent with its normal business practices and its overall business strategy to apply for the necessary regulatory approvals in the Major Markets with respect to the Product, including regulatory approvals pertaining to pricing and reimbursement. JANSSEN will inform NANO promptly upon the filing of any application for regulatory approval, and any subsequent approval, in any Major Market and will furthermore keep NANO apprised on a quarterly basis of the filings and approvals outside the Major Markets.

4.5

All regulatory data pertaining to the Product and relating to any regulatory filing and/or approval, license or permit granted by a regulatory authority in connection with the Product will be owned by JANSSEN; provided, however, that all Drug Master Files and other submissions filed by NANO with respect to NanoCrystal Technology shall be owned by NANO.

4.6

NANO will provide JANSSEN with reasonable regulatory support related to NanoCrystal Technology in connection with the regulatory approvals to be filed by JANSSEN and the compilation of the IRF of the Product. Amongst other things , NANO will (i) prepare all necessary supporting documentation related to NANO’s activities under the Development Plan requested by JANSSEN, such as certificates or other administrative documents required for reference in any regulatory filing, and (ii) issue a letter of authorization to the FDA permitting the FDA to reference NANO’s relevant drug master files in reviewing applications for regulatory approval of Product. NANO will further assist JANSSEN with the preparation of supporting data related to the NanoCrystal Technology to allow JANSSEN to apply for and pursue the regulatory approvals in any country where JANSSEN decides to register Product. JANSSEN will keep NANO informed in connection with questions raised by regulatory authorities specifically related to the NanoCrystal Technology and NANO will assist JANSSEN whenever such regulatory questions or issues arise during the review process in any country. JANSSEN may reasonably request NANO to participate in critical meetings scheduled with the health authorities in relation to requests raised by such authorities with respect to the NanoCrystal Technology.

4.7	During the term of this Agreement NANO will promptly inform JANSSEN of any information or finding (including questions or remarks raised by regulatory

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

authorities) in relation to the NanoCrystal Technology that NANO believes or has reason to believe may have a regulatory bearing on the further making or commercialization of the Product in accordance with the regulatory approvals in any country in the Territory. In addition, NANO will provide JANSSEN with reasonable assistance whenever questions specifically related to the NanoCrystal Technology are raised by regulatory authorities during the review process in any country in the Territory, which assistance shall include participation in critical meetings scheduled with health authorities in any such country.

4.8

Each party shall promptly inform the other of any actions, questions or remarks raised by regulatory authorities in relation to the NanoCrystal Technology, or the use thereof with respect to the Product. In addition, JANSSEN will report and cause its Affiliates and Licensees to report to NANO, and NANO will report and cause its Affiliates to report to JANSSEN, all information concerning any known or suspected side effect, injury, toxicity, sensitivity reaction, customer complaint, alleged defect or other adverse experience (including the severity thereof) associated with exposure to or use of Compound or Product that is alleged, believed or suspected to be attributable to the application of NanoCrystal technology to Compound or Product. JANSSEN shall be responsible for reporting adverse experiences with respect to Product to the FDA in conformity with applicable laws and regulations. Each party shall promptly inform the other of any threatened or pending actions by the FDA or any other regulatory authority concerning Product or NanoCrystal Technology.

4.9

Any regulatory support provided by NANO under this Article 4 shall be provided free of charge; provided, however, that JANSSEN shall reimburse NANO for (i) all out-of-pocket expenses NANO or its Affiliates incur in relation to any activities requested by JANSSEN, and (ii) any extraordinary activities requested by JANSSEN, including, without limitation, attending any meetings with regulatory authorities concerning the Product.

ARTICLE 5 - PAYMENTS

5.1	In consideration of the rights and licenses granted to JANSSEN under Article 2 of this Agreement, JANSSEN shall pay to NANO the following amounts:

(a)	the non-refundable sum of [**] due and payable upon the Effective Date of this Agreement;

(b)	in connection with Development Candidates and Product the following sums:

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(i)	the sum of [**] payable within thirty (30) days of the date a Development Candidate is first administered to six (6) human subjects;

(ii)	the sum of [**] payable within thirty (30) days of the date the first IND for a Development Candidate is filed;

(iii)	the sum of [**] payable within thirty (30) days of JANSSEN’s commencement of the first Phase III clinical trial of a Development Candidate;

(iv)	the sum of [**] payable within thirty (30) days of the date the first NDA for the Product is submitted in a Major Market; and

(v)	the sum of [**] payable within thirty (30) days following the date the first NDA for the Product is approved in a Major Market.

5.2	The milestone payments due under Section 5.1(b) shall only be paid once by JANSSEN. NANO will send valid VAT invoices to JANSSEN in relation to all milestone payments payable under this Agreement.

ARTICLE 6 - ROYALTIES

6.1

In consideration of the rights and licenses granted under the NanoCrystal Technology, JANSSEN shall pay a royalty of one and one-half percent (1 1/2%) on the Net Sales of Products in all countries of Territory where Nano Patents or Selection Patents containing Valid Claims are filed or subsist (hereinafter “Patent Royalty”).

6.2

In further consideration of the rights and licenses under the NanoCrystal Technology, JANSSEN shall pay on its annual Net Sales in Territory a royalty in accordance with the following brackets (hereinafter “Know How Royalty”):

(a)	three and one-half percent (3 1/2%) on aggregate Net Sales below 250,000,000 Dollars;

(b)	five and one-half percent (5 1/2%) on aggregate Net Sales between 250,000,000 Dollars and 500,000,000 Dollars; and

(c)	seven and one-half percent (7 1/2%) on aggregate Net Sales above 500,000,000 Dollars.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

6.3

With respect to each country in the Territory, JANSSEN shall pay the Patent Royalties until expiration of the last to expire of the Nano Patents and the Selection Patents that are applicable in such country; provided, however, that any Nano Patent or Selection Patent consisting of a patent application pending for more than five (5) years after the Effective Date shall no longer be considered a Nano Patent or a Selection Patent, as applicable, until such time as the patent on such application issues.

6.4

With respect to each country in the Territory, JANSSEN shall pay the Know-How Royalties until the later of (i) fifteen (15) years following the First Commercial Sale in such country, or (ii) twenty (20) years following the Effective Date. The sales in any country where the Know-How Royalties are no longer due in accordance with the above provisions shall not be used in the computation of the aggregate Net Sales in accordance with Section 6.2.

6.5

If in a country a Third Party (other than a Person acting on behalf of or through a license from JANSSEN or any of its Affiliates) is selling a product in such a manner sufficient to achieve Competition, the Know-How Royalties for sales of the Product with respect to which Competition exists shall be reduced by fifty percent (50%) in such country (i.e., only fifty percent (50%) of the sales of such Product in such country shall be considered in calculating the aggregate Net Sales in accordance with Section 6.2), until such time as there is a discontinuance of Competition. Notwithstanding the foregoing, no such reduction of the Know-How Royalties shall apply in the event such Competition has caused any party hereto to take action under Section 11.2 against such Third Party; provided, however, that the reduction of the Know-How Royalties set forth in Section 11.2(g) shall be applied if Competition is caused by an infringement of Product and such infringement is not overcome within one hundred twenty (120) days following NANO’s receipt of JANSSEN’s written notice evidencing a prima facie case of infringement.

ARTICLE 7 - ROYALTY PAYMENTS, REPORTS AND RECORDS

7.1

7.1 JANSSEN shall keep and shall cause its Affiliates and Licensees to keep, and to maintain for at least two years, true and accurate records of sales of Product and Net Sales and the royalties payable to NANO under Article 6 hereof and shall deliver to NANO a written statement thereof on or before the sixtieth (60th) day following the end of each calendar quarter (or any part thereof in the first or last calendar quarter of this Agreement) for such calendar quarter. Said written statements shall set forth on a country-by-country basis, a calculation of the Net Sales from gross revenues for the Product during that calendar quarter, the applicable percentage royalty rates, and a computation of the royalties due to

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

NANO (the “Royalty Statement”). Upon NANO’s receipt of each Royalty Statement from JANSSEN, NANO will send valid VAT invoices to JANSSEN confirming the royalties due and payable by JANSSEN under this Agreement.

7.2

All royalty payments to be made by JANSSEN to NANO shall be converted into Dollars at the average rate of exchange for the calendar quarter for which royalty payments are being remitted according to JANSSEN’s normal procedures, as consistently applied by JANSSEN for its other products (which procedures shall be subject to NANO’s review and approval, such approval not to be unreasonably withheld), and shall be made by wire transfer to a designated NANO account on or before the sixtieth (60th) day following the end of each JANSSEN accounting quarter. In the event that royalties are payable with respect to Net Sales in a country whose currency cannot be freely converted to Dollars, such currency shall be converted in accordance with the normal procedures consistently applied by JANSSEN (which procedures shall be subject to NANO’s review and approval, such approval not to be unreasonably withheld).

7.3

Any income or other taxes which JANSSEN is required by law to pay or withhold on behalf of NANO with respect to royalties and any other monies payable to NANO under this Agreement shall be deducted from the amount of such royalties and monies due. JANSSEN shall furnish NANO with proof of such payments. Any such tax required to be paid or withheld shall be an expense of and borne solely by NANO. JANSSEN shall promptly provide NANO with a certificate or other documentary evidence to enable NANO to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by JANSSEN. The parties hereto will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable JANSSEN to make such payments to NANO without any deduction or withholding.

7.4

NANO shall have the right to nominate an independent certified public accountant acceptable to and approved by JANSSEN who shall have access, on reasonable notice, to JANSSEN and its Affiliates’ or Licensees’ records during reasonable business hours for the purpose of verifying the royalties payable as provided in this Agreement for the two preceding years. This right may not be exercised more than once in any calendar year, and once a calendar year is audited it may not be reaudited, and said accountant shall disclose to NANO only information relating solely to the accuracy of the Royalty Statements provided to NANO and the royalty payments made to NANO under this Agreement.

7.5

Any adjustment required as a result of an audit conducted under Section 7.4 shall be made within twenty-five (25) days after the date on which the accountant conducting the audit issues a written report to NANO and JANSSEN containing the results of the audit. Any underpayment by JANSSEN shall bear interest from

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

the date that such amount should have been paid to NANO as royalties to the date that the underpayment is actually paid to NANO by JANSSEN. The interest rate shall be the prime interest rate published in the Wall Street Journal at the close of business on the day prior to the date the underpayment is made, plus two percent (2%). In addition, if any underpayment by JANSSEN is greater than five percent (5%) of the amount previously paid to NANO for the relevant period, the costs and expenses of the audit shall be paid for by JANSSEN.

7.6	All payments due hereunder shall be made to the designated bank account of EPIL in accordance with such timely written instructions as NANO shall from time to time provide.

7.7

Each payment due from JANSSEN to NANO under this Agreement shall bear interest from the due date of such payment at the prime rate published in the Wall Street Journal on the due date for such payment plus two percent (2%), provided JANSSEN does not make such payment within thirty (30) days following the due date for such payment.

ARTICLE 8 - COMMERCIALIZATION

8.1

All business decisions, including, but not limited to, decisions concerning pricing, reimbursement, package design, sales and promotional activities for the Product, and the decision to launch or continue to market the Product in particular countries in the Territory, shall be within the sole discretion of JANSSEN. Notwithstanding the foregoing sentence, JANSSEN agrees to make a First Commercial Sale of the Product in each of the Major Markets within nine (9) months after obtaining the necessary regulatory approvals, including approvals concerning acceptable pricing and reimbursement, if applicable, in such Major Market. Said nine (9) month period will be extended, but not by more than six (6) months, upon JANSSEN’s reasonable request for sound business reasons, including, but not limited to, the launch by JANSSEN, its Affiliates or Licensees of other products that do not directly compete with the Product in the Major Markets, or the intended simultaneous launch of the Product in several countries.

8.2

JANSSEN will promptly inform NANO of the First Commercial Sale of the Product in each of the Major Markets and will provide NANO with calendar quarterly updates on the First Commercial Sales of the Product in other countries.

8.3

All trademarks utilized by JANSSEN or its Affiliates or Licensees on Product under this Agreement shall be chosen and owned by JANSSEN or its Affiliates or Licensees. Upon termination of this Agreement under Article 14 or Article 15, all rights to said trademarks shall remain with JANSSEN or its Affiliates or Licensees. Notwithstanding the foregoing, JANSSEN shall not use the terms

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

“nano”, “nanosystem” or “nanocrystal”, or any terms derived therefrom, in any trademark used by JANSSEN for any purpose without the prior written approval of NANO.

ARTICLE 9 - MANUFACTURING AND SUPPLY

9.1

JANSSEN shall have the right to make or have made Products, but the latter subject to the provisions herein concerning JANSSEN’s obligations with respect to Highly Confidential Information. In order to enable JANSSEN to so manufacture or have manufactured Products, NANO will, upon JANSSEN’s reasonable request and subject to the terms and conditions herein, provide JANSSEN with all NanoCrystal Technology reasonably necessary in order to enable JANSSEN to commercially manufacture Product in accordance with the specifications for manufacture set forth in the IRF and as communicated by JANSSEN to NANO.

9.2

JANSSEN shall not sublicense or disclose any Highly Confidential Information to any party, including without limitation its Affiliates and Licensees, without the prior written consent of NANO, such consent not to be unreasonably withheld. Notwithstanding the foregoing, JANSSEN may, without such prior written consent, sublicense and disclose Highly Confidential Information (subject to the limitations set forth in Article 12) to a maximum of two of its Affiliates for the sole purpose of enabling such Affiliates to manufacture Product in accordance with the terms and conditions set forth herein.

9.3

In the event that, pursuant to the terms and conditions of this Agreement, JANSSEN or one of its Affiliates seeks to manufacture Product hereunder, NANO shall supply the polymeric grinding media, if any, required for such manufacture, in accordance with reasonable commercial terms to be negotiated in good faith between the parties.

9.4

JANSSEN hereby agrees to manufacture Product, and to cause all of its Affiliates permitted hereunder to manufacture Product, in conformity with all applicable laws, regulations and regulatory filings and in accordance with generally accepted standards and practices for such activities in the pharmaceutical industry.

ARTICLE 10 - RIGHTS IN TECHNOLOGY, INVENTIONS AND PATENTS

10.1

NANO agrees to use its good faith efforts to continue, at its sole cost and expense, the prosecution and maintenance of the Nano Patents listed in Exhibit A. Prosecution of pending patent applications, shall mean through final patent office appeal and any opposition proceedings or the like, including but not limited to, re-

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

issue applications and re-examination proceedings in the United States and any foreign counterparts thereto. Upon either party’s request, but not more frequently than once per year, the parties shall in good faith review the patents and patent applications set forth in Exhibit A. If both parties agree, the prosecution of any patent applications and/or maintenance of any patents may be abandoned.

10.2

Whenever any findings or inventions made or discovered during the course of the Development Program, or as a consequence of activities conducted under this Agreement or the Feasibility Agreement, are deemed patentable, both Parties will promptly inform each other thereof and ownership and filing of any patent applications related thereto will be done in accordance with the following principles:

(a)

NANO shall own and shall have the right to apply for and maintain patents at its own cost with respect to findings or inventions that are Improvements but that are not useful with respect to Compound and/or Product, irrespective whether such inventions or findings were made or discovered solely or jointly by employees of NANO and/or JANSSEN.

(b)

JANSSEN shall own and shall have the right to apply for and maintain patents at its own cost with respect to findings or inventions that are useful solely with respect to Compound and/or Product, irrespective whether such inventions or findings were made or discovered solely or jointly by employees of JANSSEN and/or NANO. Each such patent shall be a Janssen Patent or a Selection Patent as the case may be.

(c)

With respect to any finding or invention not covered by (a) or (b) above, irrespective whether such inventions or findings were made or discovered solely or jointly by employees of JANSSEN and/or NANO, the parties shall in good faith evaluate the possibility of simultaneously applying for separate patent applications and of separately maintaining any patents issuing thereon. Should the parties agree that separate patent applications are feasible and appropriate, (i) the claims of any such patent applications filed by JANSSEN shall be limited to Compound or Product, and any patents issuing thereon shall be deemed Janssen Patents or Selection Patents as the case may be; and (ii) the claims of any such patent applications filed by NANO shall specifically exclude Compound or Product.

(d)

In the event either party is of the reasonable opinion that the filing of separate applications is not feasible or appropriate, (i) NANO shall own and have the right to apply for and maintain patents with respect to findings or inventions that are Improvements (which shall be included within NanoCrystal Technology and covered by the license grant to

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

JANSSEN under Article 2); and (ii) JANSSEN shall own and have the right to apply for and maintain patents with respect to other findings and inventions, and the patents on such other findings and inventions shall be deemed Janssen Patents and/or Selection Patents as the case may be.

10.3

Each of JANSSEN and NANO shall provide prompt notice to the other of all findings and inventions covered under Section 10.2, and shall consult and cooperate with the other in good faith with respect to the filing of patent applications for findings and inventions covered under Section 10.2 and the maintenance of patents issued thereon including, without limitation, by executing and obtaining from employees and other Persons all assignments and other documents reasonably required in connection therewith. In addition, prior to filing any simultaneous patent applications under Section 10.2(c), each of JANSSEN and NANO shall provide the other with reasonable opportunity to comment on the proposed text of such applications and shall give due consideration to any comments received from the other concerning such applications; provided, however, that JANSSEN and its Affiliates shall not include any Highly Confidential Information in any patent applications they file hereunder without the prior written consent of NANO.

10.4

The parties agree to cooperate in order to avoid loss of any rights which may otherwise be available to the parties under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of the Member States of the European Community and other similar measures in any other country in the Territory. Without limiting the foregoing, each of JANSSEN and NANO agrees to provide the other with reasonable information and assistance in order to permit the timely filing of an application for patent term extension within the sixty (60) day period following NDA approval to market Product in the United States. Upon similar approvals by the health authorities in a country of the European Community or in other countries in the Territory, each party shall provide the other with reasonable information and assistance in order to permit the timely filing of a Supplementary Certificate of Protection of the Member States of the European Community and related filings.

ARTICLE 11 - INFRINGEMENT

11.1

If, as a result of the use of the NanoCrystal Technology in the manufacture, use or sale of the Product in any country of the Territory, JANSSEN and/or its Affiliate or Licensee is sued for patent infringement or threatened with such a lawsuit or other action by a Third Party, JANSSEN and NANO shall meet to analyze the infringement claim and the avoidance of same. If it is necessary in the judgment of JANSSEN to obtain a license from such Third Party with respect to such Product, and JANSSEN obtains an written opinion from outside counsel

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

concurring with JANSSEN’s judgment that such a license is necessary, JANSSEN, with NANO’s reasonable assistance, may negotiate for such a license and in such negotiations shall make every effort to minimize any license fees and/or royalties payable to such Third Party.

(a)

If the settlement or other resolution of a lawsuit or threatened lawsuit or other action requires any payments for pre-settlement or pre-litigation resolution damages to a Third Party, including but not limited to royalty payments for past sales of an allegedly infringing Product in a country, then JANSSEN, its Affiliates and Licensees on the one hand and NANO on the other hand shall [**].

(b)	For any required royalty payments on post-settlement or post-litigation sales of the allegedly infringing Product in a country, JANSSEN and/or its Affiliates or Licensees, but not NANO, shall [**].

(c)

The [**] due and payable to NANO under this Section 11.1 shall only apply to the extent that the infringement is due to the use of NanoCrystal Technology in such Product and is not the result of (i) a modification of the nanoparticle formulation or nanoparticle manufacturing process of such Product, or (ii) refusal by JANSSEN to modify the Product to avoid infringement, unless JANSSEN shows that its manufacturing and regulatory costs to so avoid infringement would be commercially unreasonable. In the event that in connection with (ii) above, the parties fail to agree on whether such costs are commercially unreasonable, such matter shall be resolved in accordance with the provisions of Article 20.

(d)

In the event that JANSSEN manufactures Product using a manufacturing process that does not utilize the NanoCrystal Technology and such manufacturing process is alleged by a Third Party to infringe certain patented technology of such Third Party, and JANSSEN demonstrates to NANO’s reasonable satisfaction that JANSSEN is required to obtain a royalty-bearing license from a Third Party to use such Third Party’s patented technology to manufacture Product, [**].

11.2

In the event that in any country in the Territory in which JANSSEN, its Affiliates or Licensees are marketing the Product, there is an infringement of a Nano Patent by a Third Party’s product, JANSSEN or its Affiliates shall notify NANO in writing to that effect, including with said written notice evidence establishing a prima facie case of infringement by such Third Party. In the event of a potential multicountry infringement by the same Third Party with the same infringing product, the parties will promptly discuss the possible strategies to deal with such infringement on a global basis prior to deciding on a course of action in a single

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

country, taking into consideration the conditions set forth hereinafter as well as the potential scope of the infringement and the countries involved.

(a)

NANO shall have the right at its sole discretion to take action to stop such infringement, including without limitation conducting patent infringement proceedings or starting settlement discussions. NANO shall bear all the costs and expenses of any suit brought by it. JANSSEN and/or its Affiliate or Licensee will cooperate with NANO in any such suit and shall have the right to consult with NANO and be represented by its own counsel at its own expense. NANO’s failure to take action under this Article shall not be considered a breach of this Agreement and JANSSEN’s sole remedy shall be to bring suit itself, subject to the terms and conditions of this Section 11.2.

(b)

If, within forty (40) days after NANO’s receipt of JANSSEN’s written notice evidencing a prima facie case of infringement, NANO has not overcome the case of infringement, obtained a discontinuance of such infringement, brought suit against the Third Party infringer, or taken steps to initiate such a suit, JANSSEN shall have the right, in its sole discretion, but not the obligation to bring such suit against the infringer, subject to the conditions set forth below, at its own expense and in its own name, if legally permissible. If necessary and legally permissible, NANO will permit the suit to be brought in its name. JANSSEN shall bear all the costs and expenses of any suit brought by it. NANO will cooperate with JANSSEN in any such suit and shall have the right to consult with JANSSEN and be represented by its own counsel at its own expense.

(c)

JANSSEN’s right to bring suit in a country in accordance with the above provisions in connection with Nano Patents is subject to [**]. If the parties disagree on whether the above conditions are satisfied in any specific case of infringement, the matter will be submitted for decision to an independent patent counsel selected in common agreement by JANSSEN and NANO, and the parties agree to abide by the decision of such patent counsel with respect to such conditions.

(d)

Notwithstanding the opinion of an independent patent counsel that the conditions in (c) above are satisfied, NANO shall have the right to withhold its consent to JANSSEN bringing suit against the Third Party infringer. [**]

(e)	[**]

(f)	Any damages, costs, awards, settlement amounts or other sums received by the party bringing suit arising out of any proceedings for infringement

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

of the Nano Patents shall be retained by such party. Notwithstanding the foregoing, whenever the party bringing suit is JANSSEN, the damages, costs, awards, settlement amounts and other sums shall be divided as follows:

(i)

JANSSEN shall be entitled to its out of pocket expenses actually incurred by JANSSEN or its designated Affiliate in respect of the proceedings for infringement of the Nano Patents insofar as such expenses have not already been deducted from the royalties payable to NANO pursuant to (e) above;

(ii)	NANO shall be entitled to a sum equal to any royalties withheld pursuant to (e) above; and

(iii)	JANSSEN and NANO shall equally share the remainder.

(g)

If, within one hundred twenty (120) days after NANO’s receipt of JANSSEN’s written notice [**], the infringement has not been overcome by either JANSSEN or NANO, and a Third Party’s (other than a Person acting on behalf of or through a license from JANSSEN or any of its Affiliates) sales of the infringing product are or become sufficient to create Competition, then the Patent Royalties and the Know-How Royalties for sales of the Product being infringed shall each [**] in the country where the infringement is occurring, irrespective of whether NANO or JANSSEN taking action against such infringer in accordance with the provisions of this Section 11.2, until such time as there is a discontinuance of such Competition. The provisions of this subsection (g) shall not apply whenever the royalties due to NANO [**] in accordance with the conditions set forth in (d) above and the provisions of (d) shall apply to such reduction.

11.3

In the event of any infringement of a Janssen Patent by a Third Party, JANSSEN shall have the right at its sole discretion to take action to stop such infringement, including without limitation conducting patent infringement proceedings or starting settlement discussions. JANSSEN shall bear all the costs and expenses in connection with any such proceedings and discussions.

11.4

As of the Effective Date of this Agreement NANO declares that, according to the best of its current knowledge and belief, the application of the Nano Patents and Nano Know-How to the Compound does not infringe the patent rights of any Third Party in any country in the Territory.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 12 - CONFIDENTIALITY

12.1

During the performance of this Agreement, either party will disclose to the other party information which the disclosing party considers to be confidential. This information may include, without limitation, any data, information, know-how and materials which in the case of JANSSEN relates to Compound and/or Product and which in the case of NANO relates to NanoCrystal Technology, including information which is discovered by or brought to the attention of any party hereto during or as a result of, directly or indirectly, the performance of the Agreement (“Information”).

12.2

For purposes of this Agreement, each party hereto is a “Submitter” as to Information or Highly Confidential Information disclosed or provided by it under this Agreement and each is a “Recipient” as to Information or Highly Confidential Information disclosed or provided to it under this Agreement.

12.3	The confidentiality obligations contained herein shall not apply to any portion of the Information or Highly Confidential Information which:

(a)	is or becomes public or available to the general public otherwise than through the act or default of Recipient or any Authorized Party (as defined below);

(b)	is obtained by Recipient from a Third Party who is lawfully in possession of such Information and is not subject to an obligation of confidentiality or non-use owed to Submitter;

(c)	is previously known to Recipient prior to disclosure to Recipient by Submitter, as evidenced by the written records of Recipient;

(d)	is independently developed, discovered or arrived at by Recipient without use of the Information, as evidenced by written records of Recipient; or

(e)

is disclosed by Recipient pursuant to a requirement of law, including without limitation to governmental regulatory agencies, and is thereafter publicly disclosed or made available to the public by operation of law, provided that Recipient has complied with the provisions set forth in Section 12.9.

The Recipient shall have the burden of proof as to the existence of any of the conditions under (a) through (e) above. In addition, independent development, discovery or arrival at data, information, know-how or materials under (d) above must be established by clear and convincing evidence .

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

12.4

Recipient shall employ at least the same degree of care to keep all Information confidential as it employs with respect to its own information of like importance; and shall, in any event, take all steps reasonably necessary to maintain and preserve the confidentiality of all Information.

12.5

Information will only be submitted to Recipient’s employees or employees of Recipient’s Affiliates and Licensees on a need to know basis. Without the prior written consent of the Submitter, Recipient shall not disclose any Information to any Third Party, Affiliate or Licensee, except to those who need to know such Information to achieve the purpose of this Agreement. Each such Third Party, Affiliate and Licensee, being referred to herein as an “Authorized Party,” and Recipient, including, without limitation, its representatives, agents and employees, shall use the Information only in accordance with the terms and conditions of this Agreement.

12.6

Recipient warrants that each Authorized Party or employee to whom any Information is revealed shall (i) previously have been informed of the confidential nature of the Information and (ii) will prior to any disclosure have agreed to be bound by terms and conditions of (A) a written secrecy agreement with Recipient to protect Recipient’s information whenever it concerns an employee, or (B) a written confidentiality agreement with Recipient containing terms and conditions substantially equivalent to those in this Article 12 applicable to Recipient whenever it concerns an Authorized Party. Recipient shall ensure that the Information is not used or disclosed by such Authorized Party or employee except for the purposes of developing and manufacturing Product in accordance with this Agreement, and shall be responsible for any breach of this Agreement by such Authorized Party or employee.

12.7

All Information shall remain the property of Submitter. Upon termination of this Agreement and upon the written request of Submitter (i) all tangible Information (including without limitation all copies thereof and all unused samples), except for Information consisting of analyses, studies and other documents prepared by or for the benefit of Recipient, shall be promptly returned to Submitter, and (ii) all portions of such analyses, studies and other documents prepared by or for the benefit of Recipient (including all copies thereof) which are within the definition of Information shall be destroyed; provided that Recipient may retain one copy of Information in a secure location for purposes of identifying its obligations under this Agreement and for no other purposes.

12.8

The obligations of Recipient as to confidentiality and non-use set forth in this Agreement, including, without limitation, the provisions of Section 12.4, shall survive the expiration or termination of this Agreement and shall continue for five

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(5) years thereafter, but in no event shall such confidentiality obligations terminate earlier than December 31, 2015.

12.9

If Recipient becomes legally required to disclose any Information, Recipient shall give Submitter prompt notice of such fact so that Submitter may seek to obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. Recipient shall fully cooperate with Submitter in connection with Submitter’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, or if Submitter waives compliance with the non-disclosure provisions of this Agreement, Recipient shall make such disclosure only to the extent that such disclosure is legally required. Any Information required to be provided to regulatory authorities or other governmental agencies in connection with a regulatory filing in accordance with the terms of this Agreement in any country in the Territory shall be permitted and shall be exempt from the provisions of this Section 12.9; provided, however, that Recipient will use efforts to see to it that such regulatory authorities or other governmental agencies treat such Information as confidential, which efforts shall be no less diligent than those Recipient uses to secure confidential treatment by regulatory authorities or other governmental agencies of Recipient’s own, similarly confidential and/or proprietary data, information, know-how and materials. Notwithstanding anything else contained herein, any disclosure by JANSSEN of NANO Information to regulatory authorities or governmental agencies will be made in accordance with JANSSEN’s normal business practices as consistently applied to its other pharmaceutical products.

12.10

With respect to data concerning Product, including data contained in Information, NANO shall have the right to use and to disclose to Third Parties, with no financial obligation to JANSSEN, data related to Nano Crystal Technology; provided, however, that in any such disclosure NANO shall not (i) disclose that such data is derived from Compound or Product, or (ii) identify, directly or indirectly, JANSSEN or the Compound.

12.11

The parties recognize the importance of publishing Information developed in clinical studies undertaken by JANSSEN or on behalf of JANSSEN under the provisions of this Agreement. Therefore, subject to NANO’s prior approval, which approval shall not be unreasonably withheld, JANSSEN shall have the right to publish such studies in furtherance of the purposes of this Agreement: provided however that such studies do not contain any Highly Confidential Information.

12.12

With respect to Highly Confidential Information, JANSSEN and any Authorized Party to whom JANSSEN discloses Highly Confidential Information, in addition to complying with the obligations set forth herein for Information, shall:

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(a)	disclose it only to employees on a need to know basis to the extent permitted hereunder;

(b)

treat it as confidential information and safeguard it against disclosure using strict standards and care as provided for in this Section 12.12 to protect it from disclosure to those not authorized to receive it hereunder;

(c)	use it only in developing and manufacturing Products in accordance with the terms of this Agreement;

(d)	require any employee that will receive it to sign for receipt of a numbered copy of it, acknowledging also such employee’s receipt of the Statement attached hereto as Form 1;

(e)

not make copies of any documents embodying or containing it without the prior written authorization from NANO unless all copies thereof are numbered, a record is maintained of the recipient of each said numbered copy, and such records are provided promptly to NANO upon request;

(f)	retain all documents embodying or containing it under lock, separate from JANSSEN’s other records and information and in the personal control of one employee of JANSSEN who shall be approved by NANO;

(g)	immediately notify NANO in writing in the event of any loss, theft or disclosure thereof; and

(h)

treat any modifications, advances, extensions, enhancements, or other changes to it made by JANSSEN or any Authorized Party to whom it is disclosed by JANSSEN as Highly Confidential Information as provided hereunder in the same manner as and in accordance with the provisions of this Agreement relating to Highly Confidential Information.

ARTICLE 13 - TERM

This Agreement shall become effective from the Effective Date and unless sooner terminated pursuant to any other provision of this Agreement continue in full force until the last to expire of the Nano Patents or Selection Patents, or for twenty (20) years from the Effective Date, whichever results in the longer period of time.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 14 - TERMINATION BY JANSSEN

Notwithstanding any other provision herein, JANSSEN may terminate this Agreement with respect to the entire Territory or with respect to one or more of the Major Markets upon three (3) months prior written notice to NANO.

ARTICLE 15 - TERMINATION FOR CAUSE

15.1

In the event JANSSEN or NANO or their respective Affiliates and Licensees are in material breach of any of the respective obligations and conditions contained in this Agreement, the other party shall be entitled to give the party in breach notice requiring it to cure such material breach. If such material breach is not cured within ninety (90) days after receipt of such notice, the notifying party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement by giving notice thereof to the party in breach, which notice shall take effect immediately.

15.2

If either party elects not to terminate this Agreement under Section 15.1 in the event of a material breach by the other party hereto, the non-breaching party may seek a determination of damages for the breach from the breaching party by resorting to the dispute resolution procedures set forth in Article 22. Upon a determination of such damages under Article 22, the non-breaching party may, to the extent possible, offset such damages against such party’s payment obligations under this Agreement. Nothing herein shall prevent either party hereto from exercising such party’s right to obtain temporary or permanent injunctive relief or other equitable relief restraining the other party from engaging in conduct that would constitute a breach of Article 12 or Article 31.

15.3

In the event that one of the parties hereto becomes bankrupt or insolvent, a receiver or a trustee is appointed for the property or estate of such party and said receiver or trustee is not removed within sixty (60) days, or the party makes an assignment for the benefit of its creditors, and whether any of the aforesaid events be the outcome of the voluntary act of that party, or otherwise, the other party shall be entitled to terminate this Agreement forthwith by giving a written notice to the first party.

ARTICLE 16 - RIGHTS AND OBLIGATIONS UPON TERMINATION

16.1

Upon the expiration of the term of this Agreement under Article 13, but not upon its earlier termination, JANSSEN’s license rights under Section 2.1 shall become fully paid-up and shall thereafter remain royalty-free and irrevocable, but shall be non-exclusive. In addition, the provisions of Article 1, Sections 7.4, 7.5, 7.6 and

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

7.7, Sections 10.2, 10.3 and 10.4, Article 12 (as indicated in Section 12.8), and Articles 16, 17, 18, 19, 20, 21, 22, 23, 24, 26, 27, 28, 29 and 30 shall survive such expiration, and all payment obligations accruing under this Agreement prior to its expiration, including without limitation all payment obligations accruing under Articles 5 and 6, shall survive such expiration.

16.2

In the event that this Agreement is terminated by JANSSEN in the entire Territory or in all Major Markets in accordance with Article 14, or by either party pursuant to Article 15, the provisions of Article 1, Sections 7.4, 7.5, 7.6 and 7.7, Sections 10.2, 10.3 and 10.4, Article 12 (as indicated in Section 12.8), and Articles 16, 17, 18, 19, 20, 21, 22, 23, 24, , 26, 27, 28, 29, 30 and 31 (as indicated therein) shall survive such termination, and all payment obligations accruing under this Agreement prior to the effective date of termination, including without limitation all payment obligations accruing under Articles 5 and 6, shall survive such termination.

16.3

Subject to the parties’ obligations under Article 21 and to the limitation of liability in Section 18.4, termination of this Agreement by either party shall not prejudice the rights of such party under this Agreement to seek damages for any breach of this Agreement by the other party hereto.

ARTICLE 17 - REPRESENTATIONS AND WARRANTIES

17.1	NANO represents and warrants to JANSSEN that:

(a)

The execution, delivery and performance of this Agreement by NANO does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over it;

(b)	NANO is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement;

(c)	NANO is duly organized and validly existing under the laws of the state of its incorporation and has full legal power and authority to enter into this Agreement;

(d)	To the best of NANO’s knowledge, all of the Nano Patents are subsisting and are valid and enforceable;

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(e)	NANO has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Nano Patents or Nano Know-How as they relate to Compound or Product;

(f)

NANO is the sole and exclusive owner or licensee of the Nano Patents and the Nano Know-How, all of which, to the best of NANO’S knowledge, are free and clear of any liens, charges and encumbrances, and, except for NANO’s Affiliates, no other person, corporate or other private entity, or governmental entity or subdivision thereof has, or shall have, any claim of control with respect to the Nano Patents and the Nano Know-How as they relate to Compound or Product; and

(g)

There are no claims, judgments or settlements against or owed by NANO pending or, to the knowledge of NANO, threatened, with respect to the Nano Patents and the Nano Know-How as they relate to Compound or Product.

17.2	JANSSEN represents and warrants to NANO that:

(a)

The execution, delivery and performance of this Agreement by JANSSEN does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over it;

(b)	JANSSEN is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement;

(c)	JANSSEN is duly organized and validly existing under the laws of the state of its incorporation and has full legal power and authority to enter into this Agreement;

(d)	JANSSEN will not bind or purport to bind NANO to any affirmation, representation or warranty provided to any Third Party with respect to the Compound or Product; and

(e)	To the best of JANSSEN’s actual knowledge on the Effective Date, there is no reason to believe that the Selection Patent listed on the attached Exhibit B will not issue or will not be valid.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

17.3

THE LIMITED WARRANTIES CONTAINED IN THIS SECTION 17 ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, INFRINGEMENT OR OTHERWISE, AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY BOTH PARTIES.

ARTICLE 18 - INDEMNIFICATION

18.1

Each party (the “Indemnifying Party”) shall indemnify, defend and hold the other party and its Affiliates, Licensees, employees, officers, directors, agents and consultants (each an “Indemnified Party”) harmless from, against and in respect of any damages, claims, losses, liabilities, charges, actions, suits, proceedings, penalties and reasonable costs and expenses (including without limitation reasonable attorneys’ fees) (collectively, the “Losses”) imposed on, sustained, incurred or suffered by or asserted against any Indemnified Party, to the extent such Losses are incurred in the defense or settlement of a Third Party lawsuit or in a satisfaction of a Third Party judgment arising out of :

(a)

any injuries to person and/or damage to property resulting from negligent acts that the Indemnifying Party or its Affiliates, Licensees, employees, officers, directors, agents or consultants, performed or failed to perform in carrying out activities contemplated under this Agreement or any Development Program conducted hereunder, including the negligent failure by the Indemnifying Party to provide the Indemnified Party with any Information known by Indemnifying Party that, if timely received, would have enabled the Indemnified Party to avoid such injuries or damage; and

(b)

personal injury to the Indemnified Party or damage to the Indemnified Party’s property resulting from negligence or intentional misconduct on the part of the Indemnifying Party or its Affiliates, Licensees, employees, officers, directors, agents and consultants in carrying out the activities contemplated by this Agreement;

provided, however, that an Indemnified Party shall not be indemnified under this Section 18.1 to the extent that such party’s own negligence or intentional misconduct caused or contributed to the events giving rise to the claim for indemnification.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

18.2

JANSSEN shall indemnify, defend and hold NANO and its Affiliates, and each of their officers, directors, employees, agents and consultants (each a “NANO Indemnitee”) harmless from and against all Losses (other than those that are the subject of Section 18.1 hereof) arising out of or resulting from the use by or administration to any person of any Product sold or otherwise distributed by JANSSEN, its Affiliates or Licensees or any of their distributors, except to the extent such Losses arose or resulted from negligence or intentional misconduct on the part of NANO or its Affiliates, Licensees, employees, officers, directors, agents or consultants in carrying out the activities contemplated by this Agreement, so long as (i) the NANO Indemnitee allows JANSSEN to participate in or, at JANSSEN’s sole option but without any obligation, to conduct at JANSSEN’s expense the defense of the claim or action for which indemnification is sought under this Section 18.2, and (ii) the NANO Indemnitee does not compromise or settle such claim or action without JANSSEN’s prior written consent, which shall not be unreasonably withheld.

18.3

NANO shall indemnify, defend and hold JANSSEN, its Affiliates and Licensees and each of their officers, directors, employees, agents and consultants (each a “JANSSEN Indemnitee”) harmless from and against all Losses (other than those that are the subject of Section 18.1 hereof) arising out of or resulting from negligence or intentional misconduct on the part of NANO or its Affiliates, Licensees, employees, officers, directors, agents or consultants in carrying out the activities contemplated by this Agreement, so long as (i) the JANSSEN Indemnitee allows NANO to participate in or, at NANO’s sole option but without the obligation, to conduct at NANO’s expense the defense of the claim or action for which indemnification is sought under this Section 18.3, and (ii) the JANSSEN Indemnitee does not compromise or settle such claim or action without NANO’s prior written consent, which shall not be unreasonably withheld.

18.4

IN NO EVENT SHALL ANY PARTY, OR SUCH PARTY’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES, BE LIABLE TO THE OTHER PARTY OR PARTIES HERETO FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, COSTS OR EXPENSES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS), WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, ARISING FROM A BREACH OR ALLEGED BREACH OF THIS AGREEMENT, EVEN IF SUCH OTHER PARTY OR PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 19 - CHOICE OF LAW

The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the State of New Jersey, without giving effect to principles of conflict of laws.

ARTICLE 20 - FORCE MAJEURE

No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the control of the parties, including but not limited to the following which, for the purposes of this Agreement, shall be regarded as beyond the control of the party in question; act of God, acts or omissions of any government or any rules, regulations or orders of any governmental authority or any officer, department, agency or instrument thereof; fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strikes or lockouts.

ARTICLE 21 - DISPUTE RESOLUTION

21.1

Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to an alleged breach or to termination of this Agreement (hereinafter “Disputes”), but excluding (i) any dispute, controversy or claim arising out of or relating to the validity, enforceability, or infringement of any Janssen Patent or any Nano Patent and (ii) other disputes which are expressly prohibited herein from being resolved by this mechanism, shall be settled by arbitration in the manner described below:

(a)

Before either party institutes arbitration proceedings in accordance with Section 21.2 with respect to any Dispute, executive officers of both parties shall meet in order to attempt to resolve such Dispute in a mutual acceptable manner.

(b)

In the event the negotiations do not result in a mutually acceptable resolution within a reasonably short period of time (not to exceed 30 days) or no meeting between the executive officers has occurred within 30 days following the notification of such Dispute, either party shall have the right to institute arbitration proceedings.

(c)

If a party intends to begin an arbitration procedure to resolve a Dispute, such party shall provide written notice (the “Arbitration Request”) to the other party informing the other party of such intention and the issues to be resolved. From the date of the Arbitration Request and

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

until such time as any matter has been finally settled by Arbitration, the time periods provided for in Section 15.1 as to which a party must cure a breach of this Agreement shall be suspended as to the subject matter of the Dispute.

(d)	Within fifteen (15) business days after receipt of the Arbitration Request, the other party may, by written notice to the party initiating the Arbitration, add additional issues to be resolved.

(e)

Nothing herein shall prohibit either party hereto from seeking or obtaining temporary injunctive relief pending resolution of any Dispute in accordance with the provisions of this Article 21. In addition, nothing herein shall prohibit (i) a party hereto that is sued by a third party from filing a third party complaint against the other party hereto, or (ii) a party hereto from preserving its rights as a creditor of the other party hereto in the event that such other party becomes insolvent, voluntary or involuntary bankruptcy proceedings are instituted by or against such other party, a receiver or custodian is appointed for such other party, such other party makes an assignment for the benefit of its creditors, substantially all of the assets of such other party are seized or attached, such other party files for reorganization or dissolution, or such other person otherwise generally ceases to pay its debts when they become due.

21.2

The Arbitration shall be conducted in accordance with the Center For Public Resources Rules For Non-Administered Arbitration of Business Disputes, the arbitration proceeding shall be conducted in New York, New York. Notwithstanding those rules, the following provisions shall in any event apply to any issue submitted for arbitration hereunder.

(a)

The arbitration shall be conducted by a panel of three neutral arbitrators (“Panel”). One member shall be appointed by each party and the third member shall be appointed by the two arbitrators appointed by the parties. The parties will select an arbitrator within fifteen (15) business days following the Arbitration request. The two arbitrators selected by the parties will appoint the third member within ten (10) days following their appointment.

Notwithstanding the above and in the interest of obtaining a judgment within the shortest possible period in connection with (i) certain technical or developmental matters that require referral to independent experts or (ii) Disputes where the aggregate damages sought by the claimant are stated to be less than [**] and neither party seeks equitable relief, the parties will appoint only one single neutral selected in agreement by both parties and

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

the provisions hereof shall apply mutatis mutandis to such single arbitrator.

(b)	The language to be used in the arbitration shall be English.

(c)

Any arbitrator selected by the parties may be of any nationality, and need not be a lawyer or hold any other professional status or membership but will be selected on the basis of his or her qualifications and expertise with respect to the matter under Dispute.

(d)

The Panel shall resolve the Dispute on the basis of a written record consisting of an initial and rebuttal submission by each party (together with documentary evidence (including affidavits) supporting the positions taken in such submissions); provided that the Panel shall have the right to require the parties to make or participate in such other written or oral submissions, presentations, or examinations as the Panel shall deem necessary for the proper resolution of the matter under arbitration, all of which shall be made or submitted directly to the Panel and shall become part of the record in the proceeding.

(e)	The specific pleading schedule for each proceeding shall be determined by the parties in consultation with the Panel within fifteen (15) business days following the selection of the arbitrators.

(f)

Unless the parties otherwise agree at the time a particular issue is submitted for arbitration, the Panel shall be required as a condition to their engagement to agree to render a decision within thirty (30) days of the date on which the record in the proceeding is completed, but in no case more than one hundred and twenty (120) days after the date of their engagement.

(g)

The parties shall use their best efforts to schedule and make their submissions, and to take all other necessary actions in connection with the proceeding, at a time and in a manner which will permit the Panel to render their decision in accordance with the schedule set forth herein.

(h)

All communications with the arbitrator(s) during the proceeding shall be made in writing, with a copy thereof delivered simultaneously to the other party to the proceeding, or if made orally, made only in the presence of the other party to the proceeding or its representative.

(i)

All decisions by the Panel shall be rendered by majority vote. The arbitration award or order shall be rendered in writing and shall be final and binding upon the parties. The arbitrator(s) hereunder (i) shall have no power or authority to grant or award punitive damages and (ii) shall

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

establish and enforce appropriate rules to ensure that the arbitration proceedings, including the decisions, are kept confidential and that all confidential and/or proprietary information of the parties is kept confidential and is used for no purpose other than for such arbitration proceedings.

(j)	Judgment on any order or award shall be entered by any court of competent jurisdiction.

(k)

Each party shall bear its own expenses and attorney’s fees in connection with the arbitration. The fees and expenses of the arbitrator(s) shall be equally shared except that if, in the opinion of the arbitrators, any claim by a party hereto or any defense or objection thereto by the other party was unreasonable and frivolous, the arbitrators may in their discretion assess as part of the award all or any part of the arbitration expenses of the other party (including reasonable attorney’s fees) and expenses of the arbitrators against the party raising such unreasonable and frivolous claim, defense or objection.

ARTICLE 22 - NOTICES

Any notice required or permitted to be given under this Agreement shall be mailed by registered or certified air mail, postage prepaid, addressed to the party to be notified at its address stated below, or at such other address as may hereafter be furnished in writing to the notifying party or by telefax to the numbers set forth below or to such changed telefax numbers as may thereafter be furnished.

If to NANO, EPIL
and/or EPRC:	Elan Pharma International Limited
Lincoln House, Lincoln Place
Dublin 2, Ireland
Attention: Colin Sainsbury, Esq.
Telefax: 353-1-709-4124

With a copy to:	NanoSystems
3000 Horizon Drive
King of Prussia, PA 19406
Attention: President
Telefax: 610-313-5180

If to JANSSEN:	Janssen Pharmaceutica N.V.
Turnhoutseweg 30
B-2340 Beerse Belgium
Attention: Managing Director
Telefax: 32-14-60-2841

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Any notice sent under this Article 22 shall be deemed to have been received on the date actually received, or (i) five (5) business days after being mailed in the case of a notice mailed by registered or certified mail, postage prepaid; and (ii) one (1) business day after being transmitted in the case of a notice transmitted via telefax. The business days referred to in this Section 23.2 shall be business days of the recipient of the notice.

ARTICLE 23 - WAIVER

The failure on the part of NANO or JANSSEN to exercise or enforce any rights conferred upon it hereunder (including any right to terminate this Agreement under Article 15) shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party against whom such waiver is to be asserted.

ARTICLE 24 - ENTIRE AGREEMENT

24.1

Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and any representation, promise or condition in connection therewith, not incorporated herein, shall not be binding upon either party. This Agreement, including without limitation the exhibits attached hereto, are intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly herein is intended by either party to be legally binding.

24.2

This Agreement shall expressly supersede and replace the Feasibility Agreement as the same is related to Compound and, as of the Effective Date, the Feasibility Agreement as it relates to Compound shall be of no further force or effect and shall hereby be replaced in its entirety with the terms and conditions of this Agreement.

ARTICLE 25 - ASSIGNMENT

25.1	Subject to the provisions of Section 9.2 in connection with Highly Confidential Information, JANSSEN may assign any or part of its rights under this Agreement

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

to any of its Affiliates. Prior to any such assignment becoming effective, such Affiliate will undertake in writing to abide by all terms and conditions of this Agreement.

25.2

JANSSEN and NANO will discuss any assignment by JANSSEN to an Affiliate prior to its implementation in order to avoid or reduce any additional tax liability to NANO resulting solely from different tax law provisions applying after such assignment to an Affiliate. For the purpose hereof, an additional tax liability to NANO means that NANO would be subject to a higher net tax on payments made hereunder after taking into account any applicable tax treaty and available tax credits, than NANO was subject to before the proposed assignment. In case no reasonable solution can be found in order to reduce or eliminate the above referred additional tax liability to NANO and NANO can demonstrate by means of written documentation, certified by an independent external auditor, that NANO cannot take a full credit against such tax liability, then NANO shall be made whole by JANSSEN or the assignee as the case may be, whenever JANSSEN wants to proceed with such assignment to such Affiliate. To the extent that NANO is not a taxable entity, any references to NANO shall, solely for the purposes of this Article, deem to refer to its members.

25.3

JANSSEN and NANO will discuss any assignment by NANO to an Affiliate prior to its implementation in order to avoid or reduce any additional tax liability to JANSSEN resulting solely from different tax law provisions applying after such assignment to an Affiliate. For the purpose hereof, an additional tax liability to JANSSEN means that JANSSEN would be subject to a higher net tax on payments made hereunder after taking into account any applicable tax treaty and available tax credits, than JANSSEN was subject to before the proposed assignment. In case no reasonable solution can be found in order to reduce or eliminate the above referred additional tax liability to JANSSEN and JANSSEN can demonstrate by means of written documentation, certified by an independent external auditor, that JANSSEN cannot take a full credit against such tax liability, then JANSSEN shall be made whole by NANO or the assignee as the case may be, whenever NANO wants to proceed with such assignment to such Affiliate. To the extent that JANSSEN is not a taxable entity, any references to JANSSEN shall, solely for the purposes of this Article, deem to refer to its members.

25.4

NANO will be entitled to assign all or a portion of its rights and obligations under this Agreement to an Affiliate or to a Third Party that acquires all or substantially all of NANO’s rights in the NanoCrystal Technology from NANO. Prior to any such assignment becoming effective, such Affiliate or Third Party assignee will undertake in writing to abide by all terms and conditions of this Agreement.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 26 - TITLES

It is agreed that the marginal headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute any part of this Agreement.

ARTICLE 27 - PUBLICITY

Neither party shall originate any publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto or performances hereunder without the prior written consent of the other party, provided however, that this Article 27 shall not be applicable where either party hereto is legally required to make public, a summary or details of this Agreement, in any country. If a party believes that it has a legal requirement to make public the existence of or any details of or any events related in any way to this Agreement, it shall provide a copy of any such announcement to the other party for review and approval at least five (5) days prior to making said announcement. Nothing herein shall limit the parties’ obligations under Article 12 with respect to Information and Highly Confidential Information.

ARTICLE 28 - UNENFORCEABLE PROVISIONS

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect such provision, or the application thereof, in any other jurisdiction.

ARTICLE 29 - CONSTRUCTION

As used in this Agreement, singular includes the plural and plural includes the singular, wherever so required by fact or context.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 30 - EXECUTION

This Agreement shall be executed in two (2) counterparts, each of which shall for all purposes be deemed an original.

ARTICLE 31 - NON-SOLICITATION

From the Effective Date until two (2) years following the First Commercial Sale in any of the Major Markets, JANSSEN shall not, directly or indirectly, induce, encourage, or solicit any technical personnel employed by EPRC to (i) leave such employment or (ii) accept any other position or employment, nor shall JANSSEN assist any other entity to induce, encourage, or solicit any technical personnel employed by EPRC to (i) leave such employment or (ii) accept any other position or employment.

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.

ELAN PHARMACEUTICAL
RESEARCH CORP., d/b/a
NANOSYSTEMS

By:	/s/ Seamus Mulligan
	Name:	S. Mulligan
	Title:	President	31/3/99

ELAN PHARMA INTERNATIONAL LIMITED

By:	/s/ Seamus Mulligan
	Name:	S. Mulligan
	Title:	President	31/3/99

JANSSEN PHARMACEUTICA N.V.

By:	/s/ G. Van Reet
	Name:	Managing Director
Title:

By:	/s/ G. Vercauteren
	Name:	International Vice President
Business Development

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXHIBIT A: NANO PATENTS

[**]

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXHIBIT B: SELECTION PATENTS

[**]

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

FORM 1: STATEMENT

The information contained in this document is strictly confidential information and shall be treated accordingly by the receiver. In no event shall any copies be made or shall the information be disclosed to a third party. Any disclosure to an employee of JANSSEN or of a JANSSEN Affiliate shall be on a strict need to know basis. The receiver shall keep the document under lock in a safe place. The information shall be used only as authorized by JANSSEN in the development and/or manufacturing of a nanoparticle product.